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                                                                      EXHIBIT 99


NEWS RELEASE
Draft 7/9/99 12:30 a.m.

FOR RELEASE                         Contact:  Larry Sonis or Patricia Carroll
7:00 A.M.                                                  (904)353-3911


         AMERICAN HERITAGE LIFE AGREES TO MERGE WITH ALLSTATE SUBSIDIARY


JACKSONVILLE, FLA July 9, 1999 NYSE: AHL - American Heritage Life Investment Corporation announced today that it had signed an agreement to merge into a subsidiary of The Allstate Corporation (NYSE:ALL). Under the merger agreement, American Heritage Life shareholders would receive $32.25 for each American Heritage Life share, receivable in Allstate shares or upon election by shareholders, in cash, subject to proration as may be necessary to preserve the tax free nature of the transaction. In addition, Allstate will assume American Heritage Life's obligations under its outstanding mandatorily redeemable preferred securities. The offer values American Heritage Life at $1.1 billion. The transaction is subject to approval by the shareholders of American Heritage Life and requisite regulatory authorities and other customary conditions and is expected to be completed during the fourth quarter of 1999.

As part of the agreement, shareholders owning approximately 39% of the outstanding American Heritage Life common stock signed an agreement to vote all of their shares in favor of the acquisition. In addition, they agreed to vote against any other proposed acquisition from a third party for six months. In connection with the transaction, American Heritage Life granted to Allstate an option to acquire newly issued shares of American Heritage Life in an amount up to 19.9% of the currently outstanding shares of



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American Heritage Life, exercisable in certain circumstances involving a third party's interference with the transaction. The parties entered into the option to increase the likelihood that the transaction would be completed according to the terms of the definitive agreement.

American Heritage Life is the parent of American Heritage Life Insurance Company, the third largest distributor of life, disability and health insurance to employees at their workplace. Last year , it had annual premium income of $480 million and recorded an operating profit of $36.4 million. The existing management of American Heritage Life will continue to run the business under the present brand name. American Heritage Life's Jacksonville offices would remain as headquarters for the combined companies' growth in the worksite marketing segment. Worksite marketing encompasses an employer's endorsement for sales of voluntary life and health insurance products to employees at the worksite, with premiums paid by the employees via payroll deduction.

"This is great business news for Jacksonville because we would keep a growing American Heritage Life here, and at the same time become the national worksite marketing headquarters for Allstate, which already has a claims center here," said Jacksonville Mayor John Delaney.

"This is great news for American Heritage Life agents, policyholders, employees and shareholders since it would provide us with access to the capital resources and distribution opportunities necessary for us to become a dominant player in worksite



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marketing in America," said T. O'Neal Douglas, Chairman and Chief Executive
Officer of American Heritage Life Investment Corporation.

"We are bullish on Jacksonville as an extremely desirable business location," said Louis G. Lower, II, Chairman, Allstate Life Insurance Company. "In our opinion, American Heritage Life is the premier worksite marketing company in America; and this partnership and our expansion into the fast-growing worksite marketing segment through a highly regarded name and channel like American Heritage Life fits Allstate's strategy of being multi-channel, multi-product and multi-brand. We also endorse American Heritage Life's commitment to continue, and where possible expand, community activities such as support for public school incentive programs."

"There is a significant opportunity to use Allstate Life's national presence to expand the business throughout the country," added Thomas J. Wilson, President of Allstate Life. "Some 87 percent of all working Americans are employed in companies with fewer than 1,000 employees; that is American Heritage Life's target market. Coupled with an increasing desire of employees to purchase products in the workplace, this offers an unprecedented opportunity."

"We are especially pleased for our agents; and we want them and everyone to know that we will continue to do the things that have made American Heritage Life the unique, special, very successful company that it has become over the years," said C. Richard


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Morehead, President and Chief Executive Officer of American Heritage Life
Insurance Company.

Allstate Life and American Heritage Life Insurance Company are both rated "A+" (Superior) by A.M. Best.

The Allstate Corporation is the parent of Allstate Insurance Company, the nation's largest publicly held personal lines insurance company, insuring one of every eight homes and automobiles in the country. Allstate Insurance Company provides insurance for more than 14 million households and has approximately 15,500 agents in the U.S. and Canada. Allstate is also a major life insurer.

American Heritage Life Insurance Company, a subsidiary of American Heritage Life Investment Corporation, is a 42-year-old insurance company headquartered in Jacksonville, FL, and licensed in 49 states, Puerto Rico, the District of Columbia and the U.S. Virgin Islands. It markets ordinary life, individual accident and health, annuities, group life, group accident and health, credit life and credit health insurance through its approximately 7,500 licensed agents and brokers.

The offering of common stock of Allstate to be issued in connection with the Merger will be made only by means of a prospectus.


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The foregoing discussion contains forward-looking statements together with related data and projections about American Heritage Life's future plans and strategies. However, actual results and needs of American Heritage Life may vary materially from forward-looking statements and projections made from time to time by American Heritage Life on the basis of management's then current expectations. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Information" in American Heritage Life's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.